Exhibit 12

THE LACLEDE GROUP, INC. AND SUBSIDIARY COMPANIES

SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Twelve Months Ended
	March 31,	September 30,
(Thousands of Dollars)	2008	2007	2006	2005	2004	2003

Income from continuing operations before interest
charges and income taxes	$112,226	$101,866	$100,079	$78,677	$78,605	$81,532
Add: One third of applicable
rentals charged to operating
expense (which approximates
the interest factor)	1,612	1,485	1,291	938	538	457
Total Earnings	$113,838	$103,351	$101,370	$79,615	$79,143	$81,989

Interest on long-term debt –
Laclede Gas	$21,252	$22,503	$22,328	$22,836	$22,010	$20,169
Other interest	11,277	11,431	10,555	4,418	3,511	3,971
Add: One third of applicable
rentals charged to operating
expense (which approximates
the interest factor)	1,612	1,485	1,291	938	538	457
Total Fixed Charges	$34,141	$35,419	$34,174	$28,192	$26,059	$24,597

Ratio of Earnings to Fixed
Charges	3.33	2.92	2.97	2.82	3.04	3.33

LACLEDE GAS COMPANY

SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Twelve Months Ended
	March 31,	September 30,
(Thousands of Dollars)	2008	2007	2006	2005	2004	2003

Income before interest
charges and income taxes	$85,727	$80,134	$72,077	$72,092	$73,956	$76,274
Add: One third of applicable
rentals charged to operating
expense (which approximates
the interest factor)	1,612	1,485	1,291	938	538	457
Total Earnings	$87,339	$81,619	$73,368	$73,030	$74,494	$76,731

Interest on long-term debt	$21,252	$22,502	$22,329	$22,835	$22,010	$20,169
Other interest	11,489	11,101	10,236	4,076	3,192	3,752
Add: One third of applicable
rentals charged to operating
expense (which approximates
the interest factor)	1,612	1,485	1,291	938	538	457
Total Fixed Charges	$34,353	$35,088	$33,856	$27,849	$25,740	$24,378

Ratio of Earnings to Fixed
Charges	2.54	2.33	2.17	2.62	2.89	3.15